Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS STRONG FOURTH QUARTER

Reported EPS $0.34; adjusted EPS $0.70, +17%

Full year 2011 adjusted EPS +14% to $2.54

2012 adjusted EPS forecast range $2.95-$3.05, +16% to 20%

2011 FOURTH QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.34

•                  Record adjusted EPS $0.70, +17% excluding special gains and charges, discrete tax items and Nalco merger impact

•                  Record sales: reported sales +17% to $1.8 billion.  Fixed currency sales adjusted for special charges, Nalco and all other acquisitions +4%

•                  Strong results by Food & Beverage and Kay operations worldwide, as well as the Latin America region, led the quarter

	Fourth Quarter Ended December 31
	(unaudited)
	Reported			Adjusted*
	Fourth Quarter		%	Fourth Quarter		%
(Millions, except per share)	2011	2010	change	2011	2010	change

Net Sales	$1,845.3	$1,575.5	17%	$1,681.5	$1,575.5	7%
Operating Income	164.2	203.6	-19%	246.6	212.1	16%
Net Income Attributable to Ecolab	$88.7	$131.3	-32%	$163.4	$141.6	15%

Diluted Net Income Per Share	$0.34	$0.56	-39%	$0.70	$0.60	17%

* These non-GAAP measures are adjusted for special gains and charges and discrete tax items and exclude the Nalco merger impact.

ST. PAUL, Minn., February 28, 2012:  Ecolab delivered strong fourth quarter results as adjusted earnings per share increased 17% over last year. Results were led by its Food & Beverage and Kay operations worldwide and the Latin America region.

Ecolab’s reported sales rose 17% to a record $1.8 billion in the fourth quarter of 2011. Ecolab sales, as measured in fixed currencies and adjusted for special charges, Nalco and all other acquisitions, rose 4%.  Reported net income attributable to Ecolab declined 32% to $89 million, representing $0.34 per diluted share, primarily reflecting charges associated with the Nalco merger which closed December 1, 2011.  Fourth quarter 2011 and 2010 results included special gains and charges and discrete tax items.  Excluding those items and the impact of the Nalco merger, Ecolab’s adjusted fourth quarter 2011 net income attributable to Ecolab rose 15% to $163 million.  Adjusted diluted earnings per share increased 17% to $0.70.  Fourth quarter 2010 adjusted diluted earnings per share were $0.60.  Currency translation had no impact on reported and adjusted diluted earnings per share in the fourth quarter of 2011.

Segment review

Fourth quarter 2011 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 8% to $733 million.  Adjusted for acquisitions, sales increased 5%.  Food & Beverage led the growth, with continued good Institutional gains in the quarter.  Ecolab’s U.S. Cleaning & Sanitizing operating income increased 27% to $144 million compared to the year ago period when unfavorable mix and a customer charge reduced income.  Adjusted for acquisitions, U.S. Cleaning & Sanitizing operating income increased 19%.

U.S. Other Services sales increased 2% to $114 million in the fourth quarter.  Operating income was off 2% at $18 million.

Sales for Ecolab’s International operations, when measured at fixed currency rates, grew 6% to $816 million in the fourth quarter.  Adjusted for acquisitions and divestitures, fixed currency sales increased 4% led by strong Latin America growth.  Fixed currency operating income increased 6% to $88 million in the fourth quarter.  When measured at public currency rates, International sales increased 7% and operating income rose 6%.

Sales from Nalco’s U.S. Water, Paper and Energy businesses totaled $193 million for the month following the December 1 close of the merger.  Operating income from these businesses was $35 million.

The Corporate segment includes special gains and charges.  As previously announced, special gains and charges for the fourth quarter 2011 of approximately $100 million ($65 million after-tax) primarily consisted of Nalco merger transaction and integration costs and a charge related to the modification of a long-term customer agreement that was part of a previous water-related acquisition. Special gains and charges for the fourth quarter 2010 included $9 million ($7 million after tax) of expense to optimize Ecolab’s business structure.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns, as well as Nalco expenses of $21 million which include asset step-up amortization specifically related to the Nalco merger.

The reported income tax rate for the fourth quarter 2011 was 31.6% and compared with the reported rate of 30.5% in the fourth quarter 2010.  Excluding the tax rate impact of special gains and charges and discrete tax items and the impact of Nalco, the adjusted effective income tax rate in the fourth quarter 2011 was 29.3% compared with 28.3% for the same period last year.  The fourth quarter 2010 adjusted effective tax rate reflected higher benefits in 2010 from the domestic manufacturing deduction in the U.S. and extension of U.S. R&D tax credits in the fourth quarter.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer said, “We are very pleased with our fourth quarter results.  Our team delivered our strongest adjusted EPS growth quarter of the year, delivering another double-digit increase.  This also completed another strong year, which represented our ninth year of adjusted double-digit earnings per share growth out of the last ten years, all achieved while we continued to invest in the future and managed the Nalco merger close and integration.

“We are excited about our prospects for 2012.  While we face headwinds due to unfavorable currency and higher pension and raw material costs, we also enter the year with our businesses on the right trajectory, a strengthened management team, an excellent innovation pipeline, and leadership positions in terrific businesses: food safety, water and energy.  Our legacy Ecolab businesses are showing solid trends, and the legacy Nalco businesses we acquired are poised for another year of strong growth.  Further, the integration process is progressing well, and we are well-positioned to take advantage of the strong growth and cost synergies arising from our combination which we expect to build throughout the year. As a result, we are confident 2012 will be another year of superior growth for our company and lead to another year of improved shareholder value.”

Business Outlook

2012

Ecolab continues to expect 2012 full-year adjusted earnings per share in a $2.95 to $3.05 range, representing a 16% to 20% increase over the prior year.

As previously announced, special gains and charges for 2012 are expected to approximate a $0.60 per share net charge, primarily driven by restructuring charges and Nalco merger and integration costs.  Future amounts related to discrete tax items for 2012, if any, are not currently quantifiable.

2012 — First Quarter

Ecolab expects first quarter adjusted earnings per share in a $0.46 to $0.49 range compared with an adjusted $0.45 earned by legacy Ecolab a year ago. The underlying business growth is projected to be strong when compared with the combined companies’ pro forma first quarter 2011 performance; we look for upper single-digit sales growth, similar gross margins, an improved SG&A ratio to sales, and a lower effective tax rate to drive a very good underlying income performance in the first quarter.

Because the first quarter is our seasonally lowest sales quarter, this otherwise strong performance is disproportionately impacted by Nalco merger-related fixed depreciation and amortization, interest expense and shares, which is expected to have an unfavorable impact of approximately $0.40 per share in each quarter of 2012.  We expect the quarterly earnings growth rate to improve through the balance of 2012 as our strong underlying business growth, rising synergy and cost reduction benefits, and seasonally higher revenues offset the effects of the fixed higher depreciation and amortization, interest expense and shares.

Our detailed outlook for the first quarter 2012, which includes the impact of the Nalco merger, is as follows:

Adjusted Gross Margins, excluding special gains and charges	approx. 46%
SG&A % of Sales, including impact of purchase accounting	35%-36%
Interest expense, net	$65-$70 million
Effective tax rate	30% - 31%
Adjusted EPS, excluding special gains and charges	$0.46 - $0.49
Shares	approx. 297 million

We expect first quarter 2012 special gains and charges, including restructuring charges, to be a net charge of approximately $0.30 per share, which will be primarily merger and integration charges related to the Nalco transaction.

Reported first quarter 2011 legacy Ecolab earnings per share of $0.40 included special gains and charges and discrete tax items.  Excluding these items, first quarter 2011 legacy Ecolab adjusted diluted earnings per share were $0.45.

About Ecolab

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. For more Ecolab news and information, visit www.ecolab.com.

Cautionary Statements Regarding Forward-Looking Information

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our financial and business prospects, including forecasted 2012 first quarter and full year business results, including sales, adjusted gross margin, selling, general and administrative expense, corporate segment, depreciation and amortization, interest expense, effective tax rate, special gains and charges and adjusted diluted earnings per share; pension and raw material costs; innovation pipeline; business trends; shareholder value; growth; earnings growth rate trends; pricing; shares; investments; Nalco merger synergies; restructuring activities and charges; cost savings initiatives; delivered product costs; and currency. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. In particular, the ultimate results of any restructuring and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include our ability to integrate Nalco and realize the anticipated benefits of the merger; our ability to attract and retain high caliber management talent to lead our business; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to execute key business initiatives; vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; our ability to develop competitive advantages through innovation; our substantial indebtedness; information technology systems failures; the ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include adjusted net sales, fixed currency sales, fixed currency operating income, adjusted operating income, adjusted effective tax rate, adjusted net income attributable to shareholders and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted net sales, adjusted operating income, adjusted net income attributable to shareholders and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items. In addition, to allow for a more meaningful comparison against 2010 results, where applicable, we have excluded the impact of Nalco’s post-merger results in our 2011 non-GAAP measures.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2011.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER & TWELVE MONTHS ENDED DECEMBER 31, 2011

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2011	2010	Change	2011	2010	Change

Net sales	$1,845.3	$1,575.5	17%	$6,798.5	$6,089.7	12%

Cost of sales (1)	966.5	783.7	23%	3,475.6	3,013.8	15%
Selling, general and administrative expenses	651.6	579.7	12%	2,438.1	2,261.6	8%
Special (gains) and charges (1)	63.0	8.5		131.0	7.5

Operating income	164.2	203.6	-19%	753.8	806.8	-7%

Interest expense, net (1)	34.4	14.2	142%	74.2	59.1	26%

Income before income taxes	129.8	189.4	-31%	679.6	747.7	-9%

Provision for income taxes	41.0	57.8	-29%	216.3	216.6	0%

Net income including noncontrolling interest	88.8	131.6	-33%	463.3	531.1	-13%

Less: Net income attributable to noncontolling interest	0.1	0.3		0.8	0.8

Net income attributable to Ecolab	$88.7	$131.3	-32%	$462.5	$530.3	-13%

Earnings attributable to Ecolab per common share
Basic	$0.35	$0.57	-39%	$1.95	$2.27	-14%
Diluted	$0.34	$0.56	-39%	$1.91	$2.23	-14%

Weighted-average common shares outstanding
Basic	252.2	232.1	9%	236.9	233.4	1%
Diluted	257.5	236.4	9%	242.1	237.6	2%

(1) Amounts include the following special gains and charges:

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions)	2011	2010	2011	2010

Net sales
Customer agreement modification	$29.6	$—	$29.6	$—
Subtotal net sales	29.6	—	29.6	—

Cost of sales
Restructuring	—	—	5.3	—
Recognition of Nalco inventory step-up	3.6	—	3.6	—
Subtotal cost of sales	3.6	—	8.9	—

Special (gains) and charges
Restructuring	16.2	—	69.0	—
Business structure and optimization	(0.3)	8.5	0.9	10.9
Nalco merger and integration costs	47.4	—	57.7	—
Cleantec acquisition integration charges	(0.3)	—	3.4	—
Gain on sale of investment	—	—	—	(5.9)
Venezuela currency devaluation	—	—	—	4.2
Other items	—	—	—	(1.7)
Subtotal special (gains) and charges	63.0	8.5	131.0	7.5

Interest expense, net
Nalco merger credit facility fees	1.5	—	1.5	—
Subtotal interest expense, net	1.5	—	1.5	—

Total special (gains) and charges	$97.7	$8.5	$171.0	$7.5

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER & TWELVE MONTHS ENDED DECMBER 31, 2011

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions)	2011	2010	Change	2011	2010	Change

Net Sales
Legacy Ecolab
United States
Cleaning & Sanitizing	$733.3	$681.4	8%	$2,930.3	$2,721.9	8%
Other Services	113.8	111.3	2%	457.1	448.5	2%
Total	847.1	792.7	7%	3,387.4	3,170.4	7%
International	816.4	769.2	6%	3,110.7	2,932.2	6%
Subtotal at fixed currency rates	1,663.5	1,561.9	7%	6,498.1	6,102.6	6%
Effect of foreign currency translation	18.0	13.6		136.6	(12.9)
Ecolab Subtotal	1,681.5	1,575.5	7%	6,634.7	6,089.7	9%

Legacy Nalco
Water Services	67.2	—		67.2	—
Paper Services	33.9	—		33.9	—
Energy Services	92.3	—		92.3	—
Nalco subtotal	193.4	—		193.4	—

Corporate	(29.6)	—		(29.6)	—

Consolidated	$1,845.3	$1,575.5	17%	$6,798.5	$6,089.7	12%

Operating Income
Legacy Ecolab
United States
Cleaning & Sanitizing	$144.1	$113.3	27%	$556.7	$513.9	8%
Other Services	18.2	18.5	-2%	69.7	71.4	-2%
Total	162.3	131.8	23%	626.4	585.3	7%
International	88.3	83.4	6%	292.5	260.6	12%
Subtotal at fixed currency rates	250.6	215.2	16%	918.9	845.9	9%
Effect of foreign currency translation	0.6	0.5		11.6	(8.6)
Ecolab Subtotal	251.2	215.7	16%	930.5	837.3	11%

Legacy Nalco
Water Services	11.0	—		11.0	—
Paper Services	6.2	—		6.2	—
Energy Services	17.7	—		17.7	—
Nalco subtotal	34.9	—		34.9	—

Corporate	(121.9)	(12.1)		(211.6)	(30.5)

Consolidated	$164.2	$203.6	-19%	$753.8	$806.8	-7%

Note: The Corporate segment includes special (gains) and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.  Starting in December 2011, effective with the Nalco merger, asset step-up amortization specifically related to Nalco assets is also included in the corporate segment.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2011	2010

Assets
Current assets
Cash and cash equivalents	$1,843.6	$242.3
Accounts receivable, net	2,095.3	999.6
Inventories	1,069.6	447.6
Deferred income taxes	164.0	78.9
Other current assets	223.5	101.5
Total current assets	5,396.0	1,869.9

Property, plant and equipment, net	2,295.4	1,148.3
Goodwill	5,855.3	1,329.3
Other intangible assets, net	4,275.2	282.5
Other assets	418.9	242.2

Total assets	$18,240.8	$4,872.2

Liabilities and Equity
Current liabilities
Short-term debt	$1,023.0	$189.2
Accounts payable	815.7	349.3
Compensation and benefits	497.2	308.1
Income taxes	81.7	36.7
Other current liabilities	748.7	441.5
Total current liabilities	3,166.3	1,324.8

Long-term debt	6,613.2	656.4
Postretirement health care and pension benefits	1,173.4	565.8
Other liabilities	1,546.8	192.2

Equity
Common stock	336.1	333.1
Additional paid-in capital	3,980.8	1,310.2
Retained earnings	3,559.9	3,279.1
Accumulated other comprehensive loss	(344.9)	(271.9)
Treasury stock	(1,865.2)	(2,521.3)
Total Ecolab shareholders’ equity	5,666.7	2,129.2
Noncontrolling interest	74.4	3.8
Total equity	5,741.1	2,133.0

Total liabilities and equity	$18,240.8	$4,872.2

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2010	2010	2010	2010	2010	2010	2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.54	$0.94	$0.74	$1.68	$0.56	$2.23

Adjustments:
Special (gains) and charges (1)	0.02	0.00	0.02	(0.02)	(0.00)	0.03	0.03
Tax expense (benefits) (2)	(0.00)	0.01	0.01	(0.05)	(0.05)	0.01	(0.03)

Adjusted diluted earnings per share (Non-GAAP)	$0.41	$0.56	$0.97	$0.66	$1.63	$0.60	$2.23

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2011	2011	2011	2011	2011	2011	2011
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.53	$0.93	$0.65	$1.58	$0.34	$1.91

Adjustments:
Special (gains) and charges (3)	0.05	0.11	0.16	0.10	0.26	0.25	0.52
Tax expense (benefits) (4)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	0.03	0.03
Nalco merger impact (5)						0.07	0.08

Adjusted diluted earnings per share (Non-GAAP)	$0.45	$0.64	$1.09	$0.75	$1.84	$0.70	$2.54

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela recorded in the first quarter, a $5.9 million gain, net of tax, on the sale of an investment in the third quarter,and a $7.5 million charge, net of tax, for business optimization costs in the fourth quarter, as well as other items, net of tax.

(2) First quarter 2010 tax benefits include discrete tax benefits related to a tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions.  Second quarter 2010 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure. Third quarter 2010 tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Fourth quarter 2010 net discrete tax expense primarily includes adjustments related to prior year tax returns.

(3) Special (gains) and charges for 2011 include restructuring charges of $9.0 million, $25.2 million, $14.8 million and $8.9 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2011 also include $8.5 million and $37.1 million, net of tax, in the third and fourth quarters, respectively for Nalco merger and integration costs. Special (gains) and charges also include $18.4 million, net of tax, in the fourth quarter related to the modification of a customer agreement and Cleantec acquisition and integration costs of $2.9 million, net of tax, recorded in the first quarter, as well as other items, net of tax.

(4) First quarter 2011 discrete tax expense primarily includes the impact of a change in our blended U.S. state tax rate, partially offset by a discrete tax benefit related to a state refund claim. Second quarter 2011 discrete tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Third quarter 2011 discrete tax benefits primarily relate to net benefits from filing our 2010 U.S. federal and other International income tax returns and settlements and adjustments related to prior year tax returns. Fourth quarter discrete tax expense primarily includes a charge related to the realizablity of foreign net operting loss carryforwards.

(5) The Nalco merger impact primarily relates to shares issued as consideration for the equity portion of the merger.